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                                                                    EXHIBIT 99.1

[LOGO OF CARDIOGENESIS]

Contact: Allen & Caron Inc                           CardioGenesis
         Rene Caron (investors)  Len Hall (media)    Darrell Eckstein, President
         949-474-4300            949-474-4300        714-649-5000
         rene@allencaron.com     len@allencaron.com

         CARDIOGENESIS TO BE LISTED ON OTC BULLETIN BOARD

         Company Secures $2 Million Asset-Based Revolving Credit Facility

FOOTHILL RANCH, CA (April 2, 2003)... CardioGenesis Corporation (Nasdaq:CGCPC), the market leader in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Revascularization (PMR), announced today that with the opening of business on Thursday, April 3, 2003, its Common Stock will be delisted from The Nasdaq SmallCap Market and be eligible for immediate quotation on the OTC Bulletin Board that same day. The OTC Bulletin Board symbol for the Company's Common Stock will be CGCP.

         On March 4, 2003, CardioGenesis announced that it had been notified by Nasdaq that it failed to meet the Minimum Bid Price requirement and a Nasdaq Listing Qualifications Panel had granted the Company a temporary exception from that requirement subject to its meeting certain conditions. At that time the Company said it was pursuing a number of options to meet the Minimum Bid Price requirement including the consideration of a reverse split of its Common Stock. According to the notification received by CardioGenesis on April 1, 2003, the Company failed to comply with the terms of the exception and accordingly the Company's securities will be delisted from the Nasdaq Stock Market.

         CardioGenesis also announced today that it has received a $2 million revolving credit facility in the form of a three-year Convertible Note secured by assets of the Company. The Note was arranged through Laurus Master Fund, Ltd. The funds will be used to help finance the Company's efforts to obtain approval of its pending PMA (pre-market approval) application for its PMR System from the U.S. Food and Drug Administration (FDA), and, if needed, to fund ongoing operations. This credit facility replaces an earlier accounts receivable financing with a finance company that was scheduled to be renewed in July 2003 and which had no outstanding borrowings.

         CardioGenesis Chairman and CEO Michael J. Quinn said "The Board and senior management seriously considered asking our shareholders to approve a reverse split of our stock, which could have helped us meet Nasdaq's minimum bid price requirement of $1.00. We concluded, however, that it is essential at this time to focus all of our attention, efforts and resources on achieving our goals of driving the growth of our TMR business, gaining approval of

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CARDIOGENESIS TO BE LISTED ON OTC BULLETIN BOARD
PAGE 2-2-2

PMR and building for the future. After we meet these goals, I believe we should be well positioned to once again apply for listing on a major national exchange.

         "We have been able to grow the revenue of our TMR business in the last several quarters while reducing our cash requirements," Quinn added. "Securing this $2 million credit facility is a key accomplishment for the Company. By establishing this new ready source of liquidity, we will be able to take the actions needed to provide our best opportunity for approval of PMR, while we continue to grow our TMR business in 2003,"

         The Note can be converted to equity at a fixed conversion price of $0.30 per share. In conjunction with the transaction, the Company issued 275,000 five-year warrants at exercise prices ranging from $0.35 to $0.44 per share. Interest on the Note is at Prime plus 3.75 percent. Under the terms of the Note, the Company may draw down funds on a revolving basis based upon accounts receivable levels.

         Details of the financing will be filed with the Securities and Exchange Commission on Form 8K on or before April 4.

About CardioGenesis Corporation

         CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company's market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as transmyocardial revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S. and around the world, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company's minimally invasive percutaneous myocardial revascularization (PMR) procedure is currently being marketed in Europe and other international markets.

         For more information on the Company and its products, please visit the CardioGenesis web site at http://www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the "Client" section of the Allen & Caron Inc web site at www.allencaron.com.

Any forward-looking statements in this news release related to the Company's sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis' actual results to differ materially are discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and the Company's other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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